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                                                                   EXHIBIT 10.17

                        Exelixis Pharmaceuticals, Inc.
                       One Kendall Square, Building 600
                        Cambridge, Massachusetts 02139

                                                              September 13, 1996

George Scangos, Ph.D.
1015 Whitwell Road
Hillsborough, CA 94010

Dear Dr. Scangos:

     This letter is to confirm our understanding with respect to your employment by Exelixis Pharmaceuticals, Inc. (the "Company") (the terms and conditions agreed to in this letter shall hereinafter be referred to as the "Agreement"). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

     1.   Employment

          (a) Position. The Company will employ you, and you agree to be employed by the Company, to serve as its President and Chief Executive Officer and to perform such services and discharge such duties and responsibilities as may be prescribed by the Board of Directors (the "Board") of the Company from time to time. In addition, the Company will recommend to the shareholders of the Company that you be elected as a Director of the Company during the term of this Agreement. You shall devote your full time and best efforts to the performance of the foregoing services.

          (b) Relocation of the Company. At your initiative, the Company agrees that it will relocate to the San Francisco Bay Area as soon as is reasonably practicable, and in any case not later than six (6) months after the Commencement Date. Prior to the relocation, you will render services at the Company's office in Cambridge, Massachusetts, and the Company will pay for weekly, round-trip coach class air fare between Boston and San Francisco, and will reimburse you for reasonable living expenses while in Boston. It is agreed that substantial travel may be involved in your activities for the Company.

     2.   Term of Employment.

          (a) Term; Termination. Your employment hereunder shall commence no later than November, 1996 ("Commencement Date") and shall continue until October 31, 1998 (the "Initial Term"). The term of your employment shall renew automatically for any number of renewal terms of one year's duration each, unless either party to this Agreement provides written notice of its intention not to renew the Agreement at least sixty (60) days prior to the then effective expiration date. Notwithstanding the foregoing, your employment hereunder shall be terminated upon the first to occur of the following:

               (i)  immediately upon your death; or

                                       1.
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               (ii) by the Company:

                    (A) upon notice following your failure, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of ninety (90) business days within any twelve-month period during the term hereof;

                    (B) upon notice for Cause, as defined herein, and as set forth below;

                    (C)  subject to Section 3 hereof, without Cause, upon thirty
(30) days' prior written notice to you of its intent to terminate your employment.

     The right of the Company to terminate your employment hereunder without Cause, to which you hereby agree, shall be exercisable by written notice sent to you by the Company.

     (b) Definition of "Cause". The Company may, immediately and unilaterally, terminate your employment hereunder for Cause at any time upon ten (10) days' advance written notice to you. Termination of your employment by the Company shall constitute a termination for Cause if such termination is for one or more of the following reasons: (i) your continuing failure to render services to the Company in accordance with your assigned duties consistent with Section 1 of this Agreement and such failure of performance continues for a period of more than sixty (60) days after notice thereof has been provided to you by the Board of Directors; (ii) your willful misconduct or gross negligence; (iii) you are convicted of a felony, either in connection with the performance of your obligations to the Company or which conviction materially adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company; and, (iv) willful disloyalty, deliberate dishonesty, material breach of fiduciary duty or material breach of the terms of this Agreement.

     In making any determination under this Section, the Board shall act fairly and in utmost good faith and shall give you an opportunity to appear and be heard at a meeting of the Board or any committee thereof and present evidence on your behalf. For purposes of this Section, no act, or failure to act, on your part shall be considered "willful" unless done, or admitted to be done, by you in bad faith and without reasonable belief that such action or omission was in the best interest of the Company.

     In the event you are terminated for Cause, you shall be entitled to no severance or other termination benefits, or any other benefits (except for any health insurance benefits required by applicable law).

     3.  Compensation.

          (a) Salary. The Company shall pay you as your base compensation for your services and agreements hereunder during the Initial Term a base salary at the rate of Three Hundred and Twenty-Five Thousand Dollars ($325,000) per year (the "Base Salary"), payable at such intervals as may be agreed upon by the Company and you, less any amounts required to be withheld under applicable law. Such compensation will be reduced by any disability payments which you receive, after taking into account the tax benefits (if any) of such payments.

                                       2.
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          (b)  Bonus. In addition to your Base Salary, you will be entitled to bonuses as follows:

               (i) You will receive a bonus of $100,000 on the Commencement Date. You agree to have completed all transition work for Bayer by December 15, 1996

               (ii) A bonus of at least $50,000 at each six-month anniversary of the Commencement Date if you remain employed by the Company on that date.

               (iii) An additional bonus of at least $75,000 at the twelve-month anniversary of the Commencement Date and a bonus of at least $100,000 at each twelve- month anniversary thereafter, in each case, if you remain employed by the Company on that date and you and the Company achieve specified milestones agreed upon in writing. Milestones for the first year will be agreed upon within thirty days after the Commencement Date and for subsequent years within thirty days after each twelve-month anniversary.

          (c) Stock Options. The Company will grant to you incentive stock options as follows:

               (i) Options to purchase up to One Million Five Hundred Thousand (1,500,000) shares of the Company's Common Stock, at an exercise price of $.10 per share (which the Board of Directors has determined to be the fair market value of the Company's Common Stock at the Commencement Date), such options to vest quarterly over four (4) years at a rate of 93,750 shares per quarter.

               (ii) Options to purchase at least Five Hundred Thousand (500,000) shares of the Company's Common Stock, to be granted from time to time upon achievement of mutually agreed upon milestones, exercisable at a purchase price equal to the fair market value of the Company's Common Stock at the date of grant, such options to vest quarterly over four years from the grant date. Milestones will be determined on an annual basis, within sixty days after the beginning of the Company's new fiscal year.

               (iii) The options granted pursuant to this Section 3(c) will be evidenced by option agreements in the customary form under the Company's stock option plan; provided, however, that each such option agreement will contain a provision requiring automatic acceleration of the vesting of any unvested portion of the option upon the occurrence of a merger or sale of greater than 50% of the assets of the Company.

          (d) Termination without Cause. In the event your employment shall be terminated by the Company without Cause during the term of this Agreement, the Company shall continue to pay you your Base Salary and bonus and provide you the benefits described in Section 4(b) for a period equal to the lesser of: (i) six
(6) months subsequent to such termination or (ii) the period ending on the date of commencement of employment with another employer, provided, however, that if your annual salary with your new employer is less than your Base Salary under this Agreement, the Company shall pay you the difference between your Base Salary and the annual salary from your new employer for the balance of the six-month period following the date of your termination by the Company. All payments made under this Section 3(d) shall be made at the times and at the rate specified in Section 3(a) hereof. Notwithstanding

                                       3.
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any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).

          (e) Other Terminations. In the event your employment shall be terminated by the Company with Cause, no further compensation or benefits of any kind shall be payable to you hereunder; provided, however, that you shall continue to be bound by the terms and conditions of this Agreement (other than Section 1 hereof).

     4.   Benefits and Reimbursement of Expenses.

          (a) Vacation and Holidays. You shall be entitled to four weeks of vacation leave and holidays in each year at a time or times (either consecutively or not consecutively) mutually agreeable to the Company and you, in accordance with the Company's vacation and holiday policy in effect from time to time.

          (b) Employee Benefit Plans. You shall also be entitled to participate in any employee benefit plans which the Company provides or may establish for the benefit of its executive employees generally (including, without limitation, group life, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans), but only if and to the extent provided in such employee benefit plans.

          (c) Reimbursement of Expenses. You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company's business in accordance with reasonable policies adopted from time to time by the Company.

          (d) Key Man Life Insurance. The Company shall have the right to maintain a "key man" life insurance policy on your life naming the Company as beneficiary in the amount of Three Million Dollars ($3,000,000), for as long as you are employed by the Company pursuant to this Agreement.

     5.   Prohibited Competition.

          (a)  Certain Acknowledgements and Agreements.

               (i) We have discussed, and you recognize and acknowledge the confidential and proprietary aspects of the business of the Company.

               (ii) You further acknowledge and agree that, during the course of your performing services for the Company, the Company will furnish, disclose or make available to you confidential and proprietary information related to the Company's business and that the Company may provide you with unique and specialized training. You also acknowledge that such confidential information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such confidential information and training could be used by you to compete with the Company.

                                       4.
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          (b)  Anti-Solicitation and Raiding Covenants.  During the period in which you perform services for or at the request of the Company (the "Term") and for a period of twelve (12) months following the expiration or termination of the Term, whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company:

               (i) either individually or on behalf of or through any third party, interfere with, damage, impair or disrupt the Company's business or its contractual relationships by soliciting, diverting or appropriating, or attempting to solicit, divert or appropriate, any actual or prospective joint venture or collaborative research partners, customers or patrons of the Company (or of any present or future parent, subsidiary or affiliate of the Company); or

               (ii) either individually or on behalf of or through any third party, interfere with, damage, impair or disrupt the Company's business or its relationships with its employees or consultants, by directly or indirectly soliciting, enticing or persuading, or attempting to solicit, entice or persuade, any other employees of or consultants to the Company (or any present or future parent, subsidiary or affiliate of the Company) to leave the services of the Company (or any such parent, subsidiary or affiliate) for any reason.

          (c) Reasonableness of Restrictions. You further recognize and acknowledge that the types of restrictions to which you have agreed pursuant to this Section 5 are narrow, reasonable legitimate and fair in light of the Company's need to enter into joint ventures and collaborations, maintain a stable work force and avoid unfair interferences with its contractual relationships.

          (d) Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section 5 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

     6. Protected Information. Upon execution of this Agreement, you shall execute and deliver a Confidentiality Agreement in the form attached hereto as Annex A (the "Confidentiality Agreement").

     7. Disclosure to Future Employers. You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in Section 5 of this Agreement and the covenants contained in the Confidentiality Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

     8. Records. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

                                       5.
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     9.   No Conflicting Agreements.  You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

     10.  General.

          (a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

     If to the Company:  Exelixis Pharmaceuticals, Inc.
                         One Kendall Square, Building 600
                         Cambridge, MA 02139
                         Attention:  Chief Operating Officer

With a copy to:          Jeffrey M. Wiesen, Esquire
                         Mintz, Levin, Cohn, Ferris Glovsky and Popeo, P.C.
                         One Financial Center
                         Boston, MA 02111

If to you:               George Scangos, Ph.D.
                         1015 Whitwell Road
                         Hillsborough, CA 94010

     All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

          (b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

          (c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

                                       6.
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          (d)  Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

          (e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

          (f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

          (g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of California without giving effect to the conflict of law principles thereof, notwithstanding any relocation of the Company to another jurisdiction.

          (h) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of California or in the United States District Court located closest to the headquarters of the Company in the State of California, unless otherwise consented to by the non-initiating party to such legal action, which consent shall not be unreasonably withheld. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 10(a) hereof.

          (i) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases ("blue-pencilling"), and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

                                       7.
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          (j)  Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

          (k) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in
Section 5 of this Agreement may result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company may be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of
Section 5 of this Agreement.

          (l) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

          (m) Expenses. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of any other party's costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.

          (n) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

                                        Very truly yours,

                                        Exelixis Pharmaceuticals, Inc.

                                        By: /s/ Jean-Francois Formela/KB
                                           -------------------------------------
Accepted and Approved:

/s/ George Scangos
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George Scangos, Ph.D.

                                       8.